Exhibit (a)(19)



     TEXAS UTILITIES COMPANY
     ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201 . (214) 812-4600

                                                              NEWS RELEASE
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                      FOR IMMEDIATE RELEASE
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          TEXAS UTILITIES LEVEL OF ACCEPTANCE AND EXTENSION OF OFFER FOR
          THE ENERGY GROUP

              DALLAS, TEXAS - April 22, 1998 - In accordance with the terms of the Texas Utilities Company (NYSE:TXU) Offer, and as required by applicable law and the City Code, Texas Utilities announces that its cash offer for The Energy Group (NYSE/LSE:TEG) has been extended and will remain open until 10:00 p.m. (London time), 5:00 p.m. (New York City time) on May 5, 1998.

              The Texas Utilities Offer of 840 pence per Energy Group Share represents a premium of 20 pence per share to the Increased Pacificorp Offer. Texas Utilities is also offering a limited share alternative with a value equal to 865 pence per Energy Group Share, determined as, and subject to the limitations, referred to in the offer document dated March 10, 1998. The Texas Utilities Offer has not been declared final and Texas Utilities has reserved the right to increase its offer in the event of a higher competing bid.

              By 10:00 p.m. (London time), 5:00 p.m. (New York City time) on April 21, 1998, valid acceptances of the Texas Utilities Offer had been received, and not withdrawn, in respect of a total of 19,958,973 Energy Group Shares and 3,160,098 Energy Group ADSs, representing, in aggregate, 32,599,365 Energy Group Shares or approximately 6.26% of The Energy Group's issued ordinary share capital (each Energy Group ADS represents four Energy Group Shares). Of these, elections for the Share Alternative had been received in respect of 5,370,787 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.03% of The Energy Group's issued ordinary share capital, and elections for the Loan Note Alternative had been received in respect of 4,781,106 Energy Group Shares, representing approximately 0.92% of the said capital. None of these acceptances were received from persons acting in concert with Texas Utilities.

              Except for the 7,941,233 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.52% of The Energy Group's issued ordinary share capital, held on January 23, 1998 (being the business day prior to the commencement of the offer period) by those persons deemed to be acting in concert with Texas Utilities, neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities held any Energy Group Shares (or rights over such shares) immediately prior to the commencement of the offer period.

              During the offer period:

              1) TU Acquisitions (a wholly owned subsidiary of Texas Utilities) has acquired 114,400,000 Energy Group Shares (representing approximately 21.96% of The Energy Group's issued ordinary share capital); and
              2) persons deemed to be acting in concert Texas Utilities have acquired, in aggregate, 712,474 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.14% of The Energy Group's issued ordinary share capital, and have disposed of, in aggregate, 1,778,521 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.34% of the said capital, none of such acquisitions and disposals being connected with the Texas Utilities Offer.

              Except as disclosed in this announcement neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities have acquired or agreed to acquire any Energy Group Shares (or rights over such shares) during the offer period.

              Consequently, as of 10:00 p.m. (London time), 5:00 p.m. (New York City time) on April 21, 1998, TU Acquisitions owned, had rights over or had received valid acceptances in respect of, in aggregate, 146,999,365 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 28.22% of The Energy Group's issued ordinary share capital.

              Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.



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          FOR ADDITIONAL INFORMATION
            CONTACT:                    DAVID ANDERSON        TIM HOGAN
                                        214/812-4641     OR   214/812-2756
                                        DANDERSON@TU.COM      THOGAN@TU.COM

          GENERAL NEWS MEDIA CONTACT:   JIM LAWRENCE   214/812-4073
                                        JOAN HUNTER    214/812-4071